Exhibit 10.43

SUB-SUBLEASE AGREEMENT

This SUB-SUBLEASE AGREEMENT (the “Sublease”) is made and entered into this 3rd day of March, 2004, by and between Ariba, Inc., a Delaware corporation (“Sublandlord”) and Google Inc., a Delaware corporation (“Subtenant”), with reference to the following facts:

RECITALS

A. Sublandlord is the subtenant under that certain sublease dated February 15, 1999, by and between Sublandlord, as subtenant, and 3Com Corporation, a Delaware corporation, as successor-in-interest to U.S. Robotics Access Corporation, a Delaware corporation (“Master Sublandlord”), as sublandlord, a copy of which is attached hereto as Exhibit A (the “Master Sublease”), under which Sublandlord subleases the premises commonly described as 1565 Charleston Road (the “1565 Building”) and 1585 Charleston Road (the “1585 Building”), Mountain View, California consisting of a total of one hundred thirty-one thousand five hundred eighty (131,580) rentable square feet (the “Premises”).

B. The Master Sublease is a sublease under and is subordinate to that certain lease dated June 12, 1996 by and between Charleston Place Associates, a California general partnership (the “Master Landlord”), as landlord, and U.S. Robotics Access Corporation, a Delaware corporation, as tenant, a copy of which is attached hereto as Exhibit B (the “Master Lease”), under which Master Landlord leases to Master Sublandlord the Premises. Master Landlord has consented to the Master Sublease in a written Consent to Sublease, a copy of which is included in Exhibit B. All references herein to the Master Lease shall also include the Consent to Sublease.

C. Subtenant now desires to sublease from Sublandlord, and Sublandlord now desires to sublease to Subtenant, a portion of the Premises consisting of one hundred two thousand fifty-nine (102,059) rentable square feet comprised of (i) the entire seventy-five thousand seven hundred eighty (75,780) rentable square feet located in the 1585 Building (the “1585 Sublease Premises”) and (ii) twenty-six thousand two hundred seventy-nine (26,279) rentable square feet located in the first floor of the 1565 Building (the “1565 Sublease Premises”), all as more particularly described on Exhibit C attached hereto and incorporated herein (collectively, the “Sublease Premises”).

D. Any capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Master Sublease and Master Lease. In the event of a conflict between a definition in this Sublease and in the Master Sublease or Master Lease, the Sublease definition shall control.

AGREEMENT

NOW THEREFORE, Sublandlord and Subtenant agree as follows:

1. Sublease. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises on the terms and conditions contained herein.

2. Term.

2.1 Term. Subject to the other provisions of this Article 2 and receipt of the consents referenced in Article 29, the term of this Sublease (hereinafter “Term”) shall commence on the later to occur of (x) March 15, 2004 (the “Target Commencement Date”) or (y) (except in the event a delay in delivery is caused by Subtenant in which case the Commencement Date shall be the date on which the Sublandlord could have delivered possession of the Sublease Premises but for the act or omission of Subtenant) the date Sublandlord delivers possession of the Sublease Premises to Subtenant in the condition required hereunder, and with all Master Landlord and Master Sublandlord consents having been executed (such later date being referred to herein as the “Commencement Date”) and shall expire on October 31, 2006 (the “Expiration Date”), unless earlier terminated pursuant to the terms of this Sublease or the termination of the Master Sublease. Subtenant has no right to extend the Term beyond the Expiration Date.

2.2 Delay in Delivery of Possession. Notwithstanding the provisions of Section 2.1 above, if for any reason Sublandlord fails to deliver possession of the Sublease Premises to Subtenant in the condition required hereunder on the Target Commencement Date, Sublandlord shall not be subject to any liability on account of said failure to deliver, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder or extend the term hereof. However, if Sublandlord has not delivered possession of either the 1565 Sublease Premises or the 1585 Sublease Premises in the condition required hereunder on or before May 15, 2004, then Subtenant, as its sole remedy, shall have the option of terminating this Sublease and, upon notice of such termination to Sublandlord, Sublandlord shall promptly refund any monies previously tendered by Subtenant, this Sublease shall immediately terminate and neither party shall have any further rights or obligations under this Sublease. If, however, Sublandlord has delivered possession of either the 1565 Sublease Premises or the 1585 Sublease Premises, but not both, in the condition required hereunder on or before May 15, 2004, then in addition to Subtenant’s right to terminate this Sublease as described above, Subtenant shall have the right, at Subtenant’s option, to terminate this Sublease solely with respect to such undelivered portion of the Sublease Premises (“Partial Termination”) and this Sublease shall remain in full force and effect for the delivered portion of the Sublease Premises. Notwithstanding the foregoing, to the extent delivery of possession of the Sublease Premises is delayed as a result of any act or omission of Subtenant or its agents (“Subtenant Delivery”), Sublandlord shall be deemed to have delivered possession of the Sublease Premises as of the date Sublandlord would have tendered possession if no such act or omission had occurred.

3. Rent.

3.1 Base Rent.

(a) Rate. Commencing on the date that is one hundred twenty (120) days following the Commencement Date (the “Rent Commencement Date”) and continuing through the remainder of the Term, Subtenant shall pay to Sublandlord, as monthly base rent (“Base Rent”) the amount of Sixty-One Thousand Two Hundred Thirty-Five Dollars and Forty Cents ($61,235.40) per month. Notwithstanding the Rent Commencement Date, all Operating Costs, Additional Rent and other expenses payable by Subtenant hereunder are payable commencing as of the Commencement Date and there is no abatement period for these charges and fees.

(b) Payment. Base Rent shall be paid in monthly installments in advance on the first day of each calendar month of the Term in accordance with the amounts set forth in Section 3.1(a) above; provided, that, subject to the TI Credit provided pursuant to Section 8 below, Sixty-One Thousand Two Hundred Thirty-Five Dollars and Forty Cents ($61,235.40) (“First Month’s Pre-Paid Rent”), to be credited against the first full month of Base Rent, shall be paid by Subtenant to Sublandlord upon the execution of this Sublease; and an amount sufficient to pay Base Rent for the remainder of any calendar month which is partially paid by the First Month’s Pre-Paid Rent, also to be credited against Base Rent, shall be paid by Subtenant to Sublandlord on the first day of such calendar month. For example, if the Rent Commencement Date is July 15, 2004, then the First Installment of Pre-paid Rent shall cover the period July 15 through August 14, 2004, and Subtenant will pay Base Rent of $33,580.70 (for the 17 day period August 15 – 31, 2004) on August 1, 2004. If the Rent Commencement Date is August 4, 2004, then the First Installment of Pre-paid Rent shall cover the period August 4 through September 3, 2004, and Subtenant will pay Base Rent of $55,111.86 (for the 27 day period September 4 – 30, 2004) on September 1, 2004.

3.2 Additional Rent.

(a) Generally. If and to the extent that Sublandlord is obligated to pay Operating Costs and/or Additional Rent under the Master Sublease, Subtenant shall pay to Sublandlord as follows during the Term:

(i) Costs Allocable to Entire Premises. Seventy-eight percent (78%) of any and all such Operating Costs and/or Additional Rent that are calculated based upon the entire Premises (131,580 square feet);

(ii) Costs Allocable to 1585 Building. One hundred percent (100%) of any and all Operating Costs and/or Additional Rent that are calculated based solely on the 1585 Building (comprised of 75,780 square feet); and

(iii) Costs Allocable to 1565 Building. Forty-seven percent (47%) of any and all Operating Costs and/or Additional Rent that are calculated based solely on the 1565 Building (comprised of 55,800 square feet).

The percentages set forth in clauses 3.2 (a) (i), (ii) and (iii) above shall, when applicable, be referred to herein as the “Sublease Share.” Each Sublease Share is calculated by dividing the (x) total square footage of the Sublease Premises, defined as 102,059 rentable square feet, into the rentable area of the Premises (131,580 total square feet) leased by Master Sublandlord to Sublandlord pursuant to the Master Sublease, in the case of clause (i) above or (y) the rentable area of the 1585 Premises (75,780) into the rentable area of the 1585 Building (75,780 total square feet)) in the case of clause (ii) above or (z) the rentable area of the 1565 Sublease Premises (26,279) into the rentable area of the 1565 Building (55,800 total square feet, in the case of clause (iii) above. In the event the rentable area of the Premises shall be changed during the Term, then the Sublease Share(s) shall be recalculated in accordance with such change;

provided, however, that the rentable area of the Premises or the Sublease Premises shall not be subject to remeasurement by Sublandlord. So long as Subtenant shall have at least fifteen (15) days from notice that a payment is due until the time the payment is actually due, all payments due under this Section 3.2 shall be due from Subtenant to Sublandlord no fewer than five (5) days prior to the date upon which Sublandlord’s payment of Operating Costs and/or Additional Rent is due to the Master Sublandlord.

(b) Adjustment of Sublease Share. Notwithstanding the foregoing, the Sublease Share shall be reasonably and equitably adjusted by the parties for any item of Operating Costs or Additional Rent that (i) relates to or benefits the Sublease Premises disproportionately as compared to the balance of the Premises or (ii) that relates to or benefits the balance of the Premises disproportionately as compared to the Sublease Premises, as the case may be, or (iii) that arises as the result of either the negligence or willful misconduct of Subtenant or the negligence of willful misconduct of any other third party subtenant in the Premises (hereinafter “3rd Party Subtenant”) or any of their respective employees, agents or invitees or (iv) arises out of either a breach of this Sublease by Subtenant or a breach by 3rd Party Subtenant of its sublease with Sublandlord. The intent of the parties is that if and to the extent Subtenant or 3rd Party Subtenant is the primary beneficiary or cause of an Operating Cost or item of Additional Rent and the allocation of such Operating Cost or item of Additional Rent in accordance with Section 3.2(a) above would inequitably burden either Subtenant or 3rd Party Subtenant, then an equitable adjustment would be necessary. As an example but not in limitation of the generality of the foregoing, the Sublease Share payable by Subtenant would be 100% with respect to the cost to repair the first floor of the 1565 Building that is payable as an Operating Cost or Additional Rent under the Master Sublease if the repair is necessitated by the negligence or willful misconduct of Subtenant (as opposed to such repair being part of normally scheduled maintenance), but the Sublease Share would not include any amount associated with a similar repair of the second (2nd) floor of the 1565 Building that is payable as an Operating Cost or Additional Rent under the Master Sublease and is necessitated by the negligence or willful misconduct of 3rd Party Subtenant (as opposed to such repair being part of normally scheduled maintenance). If Sublandlord proposes to make any such adjustment of the Sublease Share with respect to any portion of Operating Costs or Additional Rent in accordance with this Section 3.2(b), Sublandlord will notify Subtenant of such proposed adjustment, setting forth in reasonable detail (x) the nature of the adjustment in question, (y) the basis for Sublandlord’s belief that such an adjustment is necessary and (z) the net economic effect to Subtenant of the adjustment in question. Subtenant shall have ten (10) business days following Sublandlord’s delivery of any such notice in which to object in writing to such proposed adjustment (any such objection shall be in good faith and set forth with specificity all reasons for such objection) and to suggest an alternative adjustment. If Subtenant timely objects to a proposed adjustment to the Sublease Share (“Sublease Share Dispute”), the parties will promptly confer in good faith in a diligent effort to reach agreement as to the appropriate adjustment, if any, which is to be made to the Sublease Share. If the parties cannot reach agreement on the appropriate adjustment for the Sublease Share, either party, by written notice (the “Arbitration Notice”) delivered to the other shall have the right to have the Sublease Share Dispute determined by binding arbitration. The arbitrator shall be a mutually acceptable licensed CPA firm with experience in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building in the Mountain View, California, vicinity and whose compensation shall in no way be contingent upon or correspond to the financial impact on Sublandlord or Subtenant resulting from the arbitration. Additionally, at any time, Subtenant may, by written notice to Sublandlord, request that Sublandlord consider an adjustment to the Sublease Share with respect to an item of Operating Costs or Additional Rent pursuant to this Section 3.2(b), in which event Sublandlord and Subtenant will confer in good faith to determine whether such adjustment is necessary.

(c) Additional Rent for Services. In addition, Subtenant shall pay additional rent payable under the Master Sublease to the extent payable as a result of services requested or consumed by Subtenant on the Sublease Premises.

(d) Procedure.

(i) Operating Costs.

A. Upon receipt of a statement from Master Sublandlord specifying the estimated Operating Costs payable by Sublandlord under the Master Sublease with respect to each calendar year or month as the case may be, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of its estimate of Operating Costs payable under this Section 3.2 for the ensuing calendar year or month as the case may be, which estimate shall be prepared based on the estimate received from Master Sublandlord; such estimate shall be accompanied by a copy of the statement received from Master Sublandlord (and, if available, any similar statement delivered by Master Landlord to Master Sublandlord) and will contain a description of any cost subject to equitable adjustment as described in Section 3.2(b) above. On or before the first day of each month during the ensuing calendar year, Subtenant shall pay to Sublandlord one-twelfth (1/12th) of such estimated annual amount or one hundred percent (100%) of such estimated monthly amount.

B. Within thirty (30) days after the receipt by Sublandlord of a final statement of Operating Costs from Master Sublandlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the actual Operating Costs payable by Subtenant pursuant to Section 3.2 hereof for the calendar year just ended, together with a copy of the statement received by Sublandlord from Master Sublandlord (“Sublandlord’s Statement”). If on the basis of Sublandlord’s Statement Subtenant owes an amount that is less than the estimated payments for the calendar year just ended, Sublandlord shall credit such excess to the next payments of Operating Costs coming due hereunder or, if the Term is about to expire (or has expired), promptly refund such excess to Subtenant. If on the basis of Sublandlord’s Statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended and previously paid by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of Sublandlord’s Statement.

C. Sublandlord shall refund to Subtenant the applicable Sublease Share of any sums actually refunded or reimbursed to Sublandlord that were paid by Sublandlord during the Term of this Sublease pursuant to the terms of the Master Sublease, reduced by the Sublease Share of any amounts, including attorney’s fees, expended by Sublandlord to obtain such refund, reimbursement or payment.

D. Subtenant may elect, pursuant to the provisions of Section 4(b) of the Master Sublease, to cause Sublandlord to examine the books and records of Master Landlord. If Subtenant so elects (1) such examination shall be conducted by a party meeting the qualifications for the review of the books and records of Master Landlord as described in Section 3(c)(5) of the Master Lease, which party shall be designated and compensated by Subtenant, but who shall be acting as Sublandlord’s representative for the purposes of examining any such books and records, and (2) such party shall render a written report of such examination and such party’s findings and recommendations with respect thereto, a true copy of which shall be delivered to Sublandlord within ten (10) days after such report is completed. Any recovery from any such examination of the books and records of Master Landlord shall be applied first to Subtenant, solely in the amount of the costs and expenses of such examination (to the extent such costs and expenses were paid for by [or reimbursed to Sublandlord by] Subtenant) and, second, shall be allocated among Sublandlord and Subtenant in accordance with the proportionate area of the Sublease Premises that is affected by the costs so received (i.e., the applicable Sublease Share).

(ii) Other Items of Additional Rent. With respect to any item of Additional Rent payable under this Section 3.2, other than Operating Costs, Sublandlord shall invoice Subtenant for such item of Additional Rent, setting forth in reasonable detail the nature of the charge in question, accompanied by reasonably detailed back-up documentation, where relevant. Subtenant shall pay such invoiced amount within thirty (30) days following delivery of such invoice. Notwithstanding the foregoing, if Subtenant, in good faith, determines that such invoiced amount is either incorrect or is not an item which is properly payable by Subtenant hereunder, Subtenant shall have the right to notify Sublandlord (“Additional Rent Dispute”), in which event the parties shall promptly meet and confer in good faith in a diligent effort to resolve any outstanding differences. If the parties cannot reach agreement on the Additional Rent Dispute, either party, by written notice (the “Arbitration Notice”) delivered to the other shall have the right to have the Additional Rent Dispute determined by binding arbitration. The arbitrator shall be a mutually acceptable licensed CPA firm with experience in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building in the Mountain View, California, vicinity and whose compensation shall in no way be contingent upon or correspond to the financial impact on Sublandlord or Subtenant resulting from the arbitration.

3.3 Generally. Base Rent shall be pro-rated for partial months at the beginning and end of the Term. All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease in addition to Base Rent shall be deemed “Additional Rent.” Base Rent and Additional Rent (collectively “Rent”) shall be deemed “rent,” and are payable without any setoff, deduction abatement or offset whatsoever to Sublandlord at: 807 11th Avenue, Sunnyvale, California 94089; Attention: Real Estate Manager, or to such other payee or at such other address as may be designated by notice in writing from Sublandlord to Subtenant, in lawful money of the United States without prior demand therefore. Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease, except as expressly set forth herein. Notwithstanding the foregoing to the contrary, if any casualty or eminent domain event or other similar circumstance affecting the ability of Subtenant to have access to or use of the Sublease Premises (or any portion thereof) arises pursuant to which Sublandlord is entitled to an abatement of rent under the Master Sublease, and such event or circumstance effects the

Sublease Premises, Subtenant shall be entitled to a similar abatement of rent under the Sublease for the affected portion of the Sublease Premises; however, in the event that Sublandlord otherwise receives an abatement of rent for any other reason or circumstance, Subtenant shall not be entitled to a similar abatement of rent under the Sublease. If Rent is not paid when due, Subtenant shall pay, relative to the delinquent payment, an amount equal to the sum which would be payable by Sublandlord to Master Sublandlord for late payment of the same dollar amount under the Master Sublease.

4. Security Deposit. To secure the faithful performance by Subtenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, Subtenant shall deposit with Sublandlord, upon execution of this Sublease, a cash security deposit in the amount of One Hundred Thousand Dollars ($100,000) (the “Security Deposit”). Subtenant agrees that: (a) the Security Deposit or any portion thereof may be applied to the curing of any default that may then exist or to cover any costs, expenses and/or losses resulting from Subtenant’s default with respect to any of the covenants, agreements or conditions of this Sublease, without prejudice to any other remedy or remedies which Sublandlord may have on account thereof, and that upon such application Subtenant shall pay Sublandlord, within five (5) business days following demand therefore, the amount so applied which shall be added to the Security Deposit so the same may be restored to its original amount; and (b) should the Master Sublease be assigned by Sublandlord, the Security Deposit or any portion thereof not previously applied shall be turned over to Sublandlord’s assignee, and upon such delivery and the express written assumption of Sublandlord’s obligations under this Sublease by such assignee, Subtenant shall release Sublandlord from any and all liability with respect to the Security Deposit and/or its application or return. The Security Deposit shall be returned to Subtenant without interest within thirty (30) days following the expiration or sooner termination of the Term, except to the extent reasonably required to cure any default by Subtenant hereunder and provided that Subtenant has vacated the Sublease Premises and surrendered possession thereof to Sublandlord at the expiration of the Term. In the event that Sublandlord terminates this Sublease or Subtenant’s right to possession by reason of an Event of Default by Subtenant, Sublandlord may apply the Security Deposit against damages suffered to the date of such termination and/or may retain the Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of such Event of Default. In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, the Security Deposit shall be deemed to be applied first to the payment of any Rent due Sublandlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Security Deposit may be retained or paid to Sublandlord in partial liquidation of Sublandlord’s damages; and unless otherwise expressly agreed by Sublandlord in writing, no part of the Security Deposit shall be considered prepayment for any moneys to be paid by Subtenant under this Sublease.

5. Use. The Sublease Premises shall be used and occupied only for the purposes set forth in the Section 7 of the Master Sublease, which may include general office, administration and research, development and marketing, assembly, storage and distribution and legal usage incidental thereto (including training), and for no other purpose without the prior written consent of Sublandlord (not to be unreasonably withheld), Master Sublandlord and Master Landlord.

Subtenant’s use of the Sublease Premises shall comply with all restrictions and regulations on use contained in either the Master Lease or the Master Sublease, or both, the Declaration of Covenants, Conditions and Restrictions for Charleston Place dated July 16, 1991, and all other restrictions of record.

6. Nonexclusive Use of Certain Portion of the Sublease Premises.

(a) Shared Premises. Subtenant acknowledges and agrees that the second (2nd) floor of the 1565 Building is currently occupied by a 3rd Party Subtenant pursuant to a sub-sublease by and between such 3rd Party Subtenant and Sublandlord. As a consequence of the fact that both 3rd Party Subtenant and Subtenant shall concurrently be in occupancy of the 1565 Building during the Term of this Sublease, Subtenant will have non-exclusive use, in common only with any 3rd Party Subtenant of the following areas of the 1565 Building (the “Shared Premises”):

(i) First (1st) floor shower area.

(ii) The first (1st) floor lobby area (the “Lobby”). The Lobby will be controlled by Sublandlord, but Sublandlord agrees that the Lobby may be staffed, at Subtenant’s sole cost and expense, with a receptionist employed by Subtenant and the Lobby will contain prominent pro-rata signage identifying Subtenant. Subtenant will cooperate with 3rd Party Subtenant in allowing 3rd Party Subtenant’s employees, guests, invitees, agents, etc. access through the Lobby in order to access 3rd Party Subtenant’s First Floor Server Room (defined below) and Subtenant acknowledges that there will be installation of supplemental signage in the Lobby identifying 3rd Party Subtenant and the location of (and providing directions for access to) 3rd Party Subtenant’s space. The 3rd Party Subtenant’s presence in the Lobby will include, but not be limited to, its pro-rata share of signage and a phone for incoming guests, invitees, etc. to call a 3rd Party Subtenant representative.

(iii) The rear stairwell access door on the first (1st) floor, which will be used by employees, guests, invitees, agents, etc. of 3rd Party Subtenant to access 3rd Party Subtenant’s space on the second (2nd) floor of the 1565 Building; and

(iv) The First Floor Server Room access door

(b) First Floor Server Room. Subtenant shall not be allowed to use the first floor server room (“First Floor Server Room”); however, Subtenant has the right, at its sole cost and expense, to re-cable the telecommunications and data services running from the Sublease Premises to the First Floor Server Room to another area in the Sublease Premises, and, for the purpose of completing such work, shall have access to the First Floor Server Room in accordance with a time schedule agreed upon by Subtenant, 3rd Party Subtenant and Sublandlord; Subtenant will indemnify Sublandlord with respect to any damage caused by Subtenant in the performance of such recabling work. The Shared Premises and the First Floor Server Room are more particularly described on Exhibit E hereto, which is incorporated herein by reference.

7. Sale of Designated Personal Property. Upon the execution of this Sublease, Sublandlord will sell to Subtenant and Subtenant will purchase from Sublandlord all rights, title and interest in and to the designated furniture (“Personal Property”) inventoried in the bill of sale attached hereto as Exhibit F (“Bill of Sale”). Pursuant to the Bill of Sale, Sublandlord will sell and Subtenant will purchase the Personal Property set forth in the Bill of Sale for One Hundred Thousand Dollars ($100,000). The Personal Property is sold in its current AS IS condition without warranty or representation of any kind; provided, however, that Sublandlord will warrant that Sublandlord is the owner of the Personal Property and that no third party has any ownership, lien or lease claims with respect to any such Personal Property, and Sublandlord will indemnify, defend, protect and hold Subtenant harmless, from and against any and all loss, cost, damage or liability incurred by Subtenant as a result of the foregoing warranty being inconsistent with respect to any item(s) of the Personal Property. Sublandlord does not warrant or represent that the Personal Property is functional or will satisfy the needs of Subtenant. Subtenant has sole responsibility for providing installation, configuration, service, repair, licensing, maintenance and support of the Personal Property at its sole expense. Subtenant acknowledges that neither Sublandlord nor its agents have made any representations or warranties, express or implied, as to the suitability or fitness of the Personal Property for the conduct of Subtenant’s business or for any other purpose. EXCEPT WITH RESPECT TO THE WARRANTY OF OWNERSHIP SET FORTH ABOVE, SUBLANDLORD DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. In no event shall Sublandlord have any liability, nor shall Subtenant have any remedy against Sublandlord, for any liability, claim, loss, damage or expense caused directly or indirectly by or any deficiency or defect in the Personal Property or the maintenance or repair thereof.

8. Credit for Tenant Improvements. Sublandlord will provide Subtenant with a credit against the Second Month’s Base Rent in the amount equal to the lesser of (i) Ten Thousand Dollars ($10,000) or (ii) the actual cost to construct and install those certain security doors as set forth in Exhibit G attached hereto (the “TI Credit”) all being subject to Master Sublandlord and Master Landlord’s consent.

9. Condition of Sublease Premises.

(a) Sublandlord’s Work. On or before the Rent Commencement Date and subject to a mutually agreed upon time schedule and scope of work between Subtenant and Sublandlord, Sublandlord, at Sublandlord’s cost, will remove the existing security equipment from the security room located on the first (1st) floor of the 1565 Building and relocate such equipment to the second (2nd) floor of the 1565 Building (“Sublandlord’s Work”).

(b) “As-Is” Delivery. Other than with respect to the completion of Sublandlord’s Work, Sublandlord shall deliver the Sublease Premises to Subtenant in its “AS IS” condition, broom clean and free of refuse and Sublandlord’s property (other than the Personal Property) without warranty or representation of any kind. Sublandlord provides no warranty as to the Sublease Premises, its condition or its utility for the use intended by Subtenant. Subtenant acknowledges that, except as expressly set forth herein, neither Sublandlord nor its agents have made any representations or warranties as to the suitability or fitness of the Sublease Premises for the conduct of Subtenant’s business or for any other purpose. Subtenant’s taking possession of the Sublease Premises shall constitute acknowledgement and acceptance that the Sublease

Premises are taken “AS IS.” Any damage to the Sublease Premises caused by Subtenant’s move-in shall be repaired or corrected by Subtenant at its expense. This Section 9 shall not affect or diminish Subtenant’s responsibility to provide Systems Maintenance as set forth in Section 10.

10. Subtenant’s Obligations.

(a) 1585 Building. Subtenant shall directly contract for (i) all janitorial, security, trash, telecommunications and other services to serve the 1585 Sublease Premises; (ii) all utility consumption costs, including without limitation, gas and electric, water and other charges incurred in connection with lighting, and providing electrical power to the 1585 Sublease Premises; (iii) all HVAC costs and other charges incurred in connection with providing heat and air conditioning to the 1585 Sublease Premises; (iv) all fire monitoring costs; and (v) all other miscellaneous operating expenses.

(b) 1565 Building. Subtenant shall directly contract for (i) all janitorial, security, trash, telecommunications and other services to serve the 1565 Sublease Premises. These directly contracted services shall be hereinafter referred to collectively as the “Contracted Services”. Subtenant and shall not directly contract for but shall instead pay to Sublandlord Subtenant’s Sublease Share, with respect to the 1565 Sublease Premises: (i) all utility consumption costs, including without limitation, gas and electric, water and other charges incurred in connection with lighting, and providing electrical power to the 1565 Sublease Premises; (ii) all HVAC costs and other charges incurred in connection with providing heat and air conditioning to the 1565 Sublease Premises; (iii) all fire monitoring costs; and (iv) all other miscellaneous operating expenses. Subject to the provisions of this Sublease, Subtenant shall hold Sublandlord harmless from all costs or expenses Sublandlord may incur from Subtenant’s failure to pay utility bills applicable to periods after the Commencement Date or to perform any of its obligations with respect to the purchase of utilities and all maintenance, repairs and replacements with respect to the Sublease Premises to the extent Sublandlord is obligated to perform the same under the Master Sublease. From and after the Commencement Date, Subtenant shall be responsible for all maintenance, repair and replacement obligations with respect to the Sublease Premises that are the responsibility of Sublandlord under the Master Sublease.

11. Financial Statements. [INTENTIONALLY OMITTED]

12. Subtenant’s Insurance.

(a) Generally. Subtenant shall procure and maintain, at its own cost and expense, (i) such liability insurance as is required to be carried by Sublandlord under the Master Sublease, naming Sublandlord, Master Sublandlord and Master Landlord in the manner required therein, and (ii) such property insurance as is required to be carried by Sublandlord under the Master Lease. If the Master Sublease requires Sublandlord to insure leasehold improvements or alterations and Sublandlord notifies Subtenant of such requirement, then Subtenant shall insure such leasehold improvements which are located in the Sublease Premises, as well as any alterations in the Sublease Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant’s insurance required hereunder not later than ten (10) days prior to Subtenant’s taking possession of the Sublease Premises.

(b) Waiver of Subrogation. Notwithstanding any provision to the contrary in the Master Lease, Subtenant and Sublandlord (and to the extent agreed by Master Sublandlord and Master Landlord) each: (i) hereby waives all claims such party may have against the other to the extent such claims are covered by insurance carried or required to be carried under this Sublease, the Master Sublease or the Master Lease, and (ii) shall cause their respective insurers to similarly waive all rights of recovery against the others, and against the officers, employees, partners, agents and representatives of the others, for loss of or damage to the property of the waiving party or the property of others under its control, to the extent such loss or damage is (or would have been) insured against under any insurance policy carried (or required to be carried) by Subtenant, Sublandlord, Master Sublandlord or Master Landlord hereunder. Each of Subtenant and Sublandlord (and to the extent agreed by Master Sublandlord and Master Landlord pursuant to their respective consents hereto or otherwise) shall obtain a clause or endorsement to the applicable insurance policies carried by such party denying its insurer any rights of subrogation against the other parties.

13. Assignment and Subletting. Without the prior written consent of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed, and the prior written consent of Master Landlord and Master Sublandlord, Subtenant shall not (i) assign, convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (iii) further sublet the Sublease Premises or any part thereof, or (iv) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant. Sublandlord’s consent to an assignment of this Sublease or a further sublease of the Sublease Premises shall not be unreasonably withheld or conditioned and shall be delivered or rejected within fifteen (15) business days after Subtenant’s request for such consent. Promptly following Sublandlord’s receipt of Subtenant’s request for consent to a proposed assignment or sublease and in parallel with Sublandlord’s review of such request for consent, Sublandlord will use commercially reasonable efforts to submit such request to Master Sublandlord and to Landlord, on behalf of Subtenant, for their review; however, such request by Sublandlord to Master Sublandlord and Master Landlord shall not be deemed consent by Sublandlord, and further, Subtenant agrees to reimburse Sublandlord for any and all costs that Master Sublandlord or Master Landlord seek from Sublandlord as a result of their respective reviews and/or consent(s). If Sublandlord consents thereto, Sublandlord shall thereafter use reasonable efforts to obtain the consent of Master Sublandlord and Master Landlord; but Sublandlord shall have no liability to Subtenant if Master Landlord or Master Sublandlord fails to consent. Any cost of obtaining the consent of Master Landlord and Master Sublandlord shall be borne by Subtenant. No permitted assignment shall be effective and no permitted sublease shall commence unless and until any Event of Default by Subtenant hereunder shall have been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made. Notwithstanding anything to the contrary in this Sublease, Subtenant may, upon ten (10) business days’ prior written notice to Sublandlord (so long as the provision of such notice is not in violation of applicable laws) and without Sublandlord’s prior written consent and without the right of recapture or any participation by Sublandlord in assignment and subletting proceeds, sublet the Sublease Premises or assign the Sublease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Subtenant, (ii) a successor corporation related to Subtenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of Subtenant’s assets (including but not limited to tangible and nontangible assets and goodwill) located in the Sublease Premises (each of the above referenced transactions being referred to herein as a “Permitted Transfer”). For the purpose of this Sublease, sale of Subtenant’s capital stock through any public exchange or issuances for purposes of raising financing shall not be deemed an assignment, subletting, or any other transfer of the Sublease or the Sublease Premises.

14. Signage. Subtenant shall have the right to use its Sublease Share of existing monument signage during the Term. Any exterior signs installed by Subtenant at the Sublease Premises shall (i) be installed at Subtenant’s sole expense in a good and workmanlike manner and in strict compliance with all applicable laws and regulations including but not limited to applicable ordinances of the City of Mountain View and all terms and conditions of the Master Lease and Master Sublease, and (ii) be subject to Sublandlord’s approval, Master Sublandlord’s approval, Master Landlord’s approval and the approval of all applicable governing entities, including, but not limited to the City of Mountain View and the Declaration of Covenants, Conditions and Restrictions for Charleston Place dated July 16, 1991.

15. Parking. Subtenant shall be entitled to use its Sublease Share (i.e., 100% with respect to the 1585 Building, and 47% with respect to the 1565 Building) of the parking spaces made available to Sublandlord under the Master Sublease.

16. Rules. Subtenant agrees to comply with all rules and regulations currently in place or hereafter promulgated under the Master Sublease or Master Lease in connection with the Sublease Premises, including but not limited to the Rules and Regulations attached as Exhibit C to the Master Lease and incorporated by reference into the Master Sublease. Sublandlord shall not be liable in any way for damage caused by the non-observance of such rules and regulations by any other occupants of the Sublease Premises or the Premises.

17. Repairs and Compliance. Subtenant shall promptly pay for repairs and Subtenant shall, at Subtenant’s own expense, comply with all laws and ordinances, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Sublease Premises to the extent caused by (i) Subtenant’s particular use or manner of use thereof, (ii) alterations or improvements made by Subtenant or (iii) Subtenant’s gross negligence or willful misconduct.

18. Fire or Casualty or Eminent Domain. In the event of a fire or other casualty affecting the Sublease Premises, or of a taking of all or a part of the Sublease Premises under the power of eminent domain, Sublandlord may, after providing prior written notice to Subtenant, exercise any right which may have the effect of terminating the Master Sublease. If the Master Sublease imposes on Sublandlord or Master Sublandlord, or the Master Lease imposes on Master Landlord, the obligation to repair or restore leasehold improvements or alterations, Subtenant shall make any insurance proceeds resulting from the loss which Sublandlord, Master Sublandlord or Master Landlord is obligated to repair or restore available to such party and shall permit such party to enter the Sublease Premises to perform the same. Subtenant shall have the right to terminate the Sublease as a result of a casualty or condemnation only to the extent Sublandlord has the right to terminate the Master Sublease as a result of such event.

19. Alterations.

(a) Sublandlord’s Alterations. Sublandlord has performed certain modifications to the Premises as set forth in the “As Built Drawings” set forth in Exhibit F attached hereto; the removal of any such alterations shall remain the sole responsibility of Sublandlord (if any such obligation is imposed on Sublandlord pursuant to the Master Sublease or Master Lease), it being agreed by the parties hereto that Subtenant will have no obligation to remove or bear the cost of removing any alterations constructed by Sublandlord or Master Sublandlord.

(b) Subtenant may not make alterations or improvements to the Sublease Premises (“Alterations”) without the prior written approval of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed and without the prior written approval of both Master Landlord and Master Sublandlord. In connection therewith, promptly following Sublandlord’s receipt of Subtenant’s request for approval of any such Alterations and in parallel with Sublandlord’s review of such request for Alterations, Sublandlord will use commercially reasonable efforts to submit such request to Master Sublandlord and to Landlord, on behalf of Subtenant, for their review; however, such request by Sublandlord to Master Sublandlord and Master Landlord shall not be deemed approval by Sublandlord, and further, Subtenant agrees to reimburse Sublandlord for any and all costs that Master Sublandlord or Master Landlord seek from Sublandlord as a result of their respective reviews and/or approval(s). If any Alterations by Subtenant are permitted or consented to as aforesaid, Subtenant shall comply with all of the covenants of Sublandlord contained in the Master Sublease pertaining to the performance of such alterations. In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, cost, damage, liens and/or expense imposed on Sublandlord and arising out of the performance of Alterations by Subtenant. Notwithstanding the foregoing, Subtenant shall not make any alterations in or additions to the Sublease Premises if to do so would constitute a default under the Master Sublease or the Master Lease. In connection with the performance by Subtenant of any Alterations, Sublandlord shall not have the right to charge any construction management or construction supervision fee, however Sublandlord has the right to recover from Subtenant and be reimbursed by Subtenant for all reasonable third-party costs and Costs incurred by Sublandlord in the approval or consent of Alterations.

20. Surrender. Upon the expiration of this Sublease, or upon the termination of the Sublease or of the Subtenant’s right to possession of the Sublease Premises, Subtenant will at once surrender and deliver up the Sublease Premises, together with all improvements thereon, to Sublandlord in the same condition as they were delivered to Subtenant by Sublandlord on the Commencement Date, reasonable wear and tear and casualty (to the extent that Section 18 is applicable) excepted; conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” Said improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Sublease Premises (as distinguished from operations incident to the business of Subtenant). Subtenant shall surrender to Sublandlord all keys to the Sublease Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Sublease Premises. All Alterations in or upon the Premises made by Subtenant shall become a part of and shall remain upon the Sublease Premises upon such termination without compensation, allowance or credit to Subtenant provided, however, that Sublandlord shall have the right to require Subtenant to remove any Alterations made by Subtenant, or portion thereof, at Subtenant’s sole expense except Subtenant shall not have an obligation to remove Alterations in the limited circumstance where (x) Master Sublandlord and Master Landlord do not require removal of such Alterations and (y) this Sublease remains in effect for Sublandlord’s entire term of sublease through October 31, 2006. Said right shall be exercisable by Sublandlord’s giving written notice thereof to Subtenant concurrently with Sublandlord’s approval of the Alterations in question. Subtenant shall also, at Subtenant’s sole expense, remove any Alterations made by Subtenant (but not those made by prior tenants in existence prior to Subtenant’s occupation of the Sublease Premises), or portion thereof, which the Master Landlord or Master Sublandlord require to be removed. In connection with any removal of Alterations by Subtenant, Subtenant shall restore the Sublease Premises to their condition prior to the making of such Alteration, repairing any damage occasioned by such removal or restoration. If Master Landlord or Master Sublandlord requires removal of any Alteration made by Subtenant, or a portion thereof, and Subtenant does not make such removal in accordance with this Section, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, deliver the same to any other place of business of Subtenant, or warehouse the same. Subtenant shall pay on demand the costs of such removal, repair, delivery and/or warehousing.

21. Removal of Subtenant’s Property. Upon the expiration of this Sublease, Subtenant shall remove Subtenant’s articles of personal property incident to Subtenant’s business (“Trade Fixtures”); provided, however, that Subtenant shall repair any injury or damage to the Sublease Premises which may result from such removal, and shall restore the Sublease Premises to the same condition as prior to the installation thereof, reasonable wear and tear and casualty (to the extent that Section 18 is applicable) excepted. If Subtenant does not remove the Trade Fixtures from the Sublease Premises prior to the expiration or earlier termination of the Term, Sublandlord may, at its option, (i) remove the same (and repair any damage occasioned thereby and restore the Sublease Premises as aforesaid) and dispose thereof or deliver the same to any other place of business of Subtenant, or warehouse the same, and Subtenant shall pay on demand the cost of such removal, repair, restoration, delivery and/or warehousing to Sublandlord, and/or (ii) treat said Trade Fixtures as having been conveyed to Sublandlord with this Sublease as a bill of sale, without further payment or credit by Sublandlord to Subtenant. Notwithstanding anything contained herein, the Master Sublease or the Master Lease to the contrary, Subtenant shall have no obligation to remove or restore any alteration, addition or improvement constructed prior to the Commencement Date.

22. Holding Over. Subtenant shall have no right to occupy the Sublease Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Subtenant’s right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises, and to recover damages, including without limitation, damages payable by Sublandlord to Master Sublandlord by reason of such holdover. For each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Sublease Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to: (a) 100% of the holdover rental rate payable by Sublandlord to Master Sublandlord under the Master Sublease for the first thirty (30) days of the holdover period, (b) at a rate equal to 125% of the holdover rental rate payable by Sublandlord to Master Sublandlord under the Master Sublease for days 31-60 of the holdover period, and (c) at a rate equal to 200% of the holdover rental rate payable by Sublandlord to Master Sublandlord under the Master Sublease for any period beyond 60 days, all calculated on a per diem basis. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over.

23. Encumbering Title. Subtenant shall not do any act which shall in any way encumber the title of Master Landlord in and to the Building or the Premises, nor shall the interest of Master Sublandlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises, the Building or the Premises arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Master Landlord in and to the Building and the Premises and the interests of Master Sublandlord and Sublandlord in the Premises leased pursuant to the Master Lease and Master Sublease. Without limiting the generality of the foregoing, Subtenant shall not permit the Sublease Premises, the Building or the Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises by, or at the direction or sufferance of, Subtenant.

24. Indemnity.

(a) Subtenant’s Indemnity. Subtenant agrees to indemnify, defend and protect Sublandlord and hold Sublandlord harmless from all losses, costs, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, (i) which Sublandlord may incur, (ii) for which Sublandlord may be liable to Master Sublandlord, to the extent that either of (i) and (ii) above arise from the acts or omissions of Subtenant which are the subject matter of any indemnity or hold harmless of Sublandlord to Master Sublandlord under the Master Sublease, (iii) arising out of or resulting from a breach of Subtenant’s obligations under this Sublease, and (iv) to the extent arising out of or resulting from the negligence or willful misconduct of Subtenant and/or Subtenant’s agents or contractors.

(b) Sublandlord’s Indemnity. Sublandlord shall indemnify, defend, protect and hold harmless Subtenant from and against all losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, which Subtenant may incur to the extent that (i) Sublandlord or Sublandlord’s agents or contractors is negligent or performs intentional wrongful acts or (ii) Sublandlord breaches or defaults its obligations under this Sublease.

(c) No Consequential Damages. Under no circumstances shall either party hereto be liable to the other for any indirect, special, incidental or consequential damages (including lost profits) sustained or incurred by the other in connection with this

Sublease, regardless of the form of action or legal or equitable theory and whether or not such damages were foreseeable.

25. Sublandlord’s Rights. Sublandlord reserves the right, on reasonable prior notice except in the event of an emergency in which case prior notice shall not be required, to inspect the Sublease Premises; provided, that, except in the event of an emergency, Subtenant shall have the right to require Sublandlord to be accompanied by a representative of Subtenant during any such entry, and Sublandlord will cooperate in good faith with Subtenant to make commercially reasonable efforts to insure that any such inspection will cause minimal disturbance to Subtenant’s business operations within the Sublease Premises.

26. Defaults. Subtenant further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein:

(a) Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within thirty (30) days from the date of the entry or granting thereof; or

(b) Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the federal laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

(c) Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

(d) Subtenant shall admit in writing its inability to pay its debts as they become due; or

(e) The Sublease Premises are levied on by any revenue officer or similar officer; or

(f) A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof; or

(g) Subtenant shall abandon the Sublease Premises during the Term hereof without the payment of Rent for a period of one (1) month; or

(h) Subtenant shall default in any payment of Rent required to be made by Subtenant hereunder when due as herein provided and such default shall continue for three (3) days after notice thereof in writing to Subtenant; or

(i) Subtenant shall default in securing insurance or in providing evidence of insurance as set forth in Section 12 of this Sublease or shall default with respect to lien claims as set forth in Section 23 of this Sublease and either such default shall continue for five (5) business days after notice thereof in writing to Subtenant; or

(j) Subtenant shall, by its act or omission to act, cause a default under the Master Sublease and such default shall not be cured within the time, if any, permitted for such cure under the Master Sublease; or

(k) Subtenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Subtenant, and such default shall continue for thirty (30) days after notice thereof in writing to Subtenant, unless such failure of performance, by its nature, cannot be cured within thirty (30) days, in which event, such failure of performance shall be deemed cured if Subtenant commences to cure the same within such 30 day period and completes such cure as soon as reasonably practicable.

27. Remedies. Upon the occurrence of any one or more Events of Default, and in addition to all other remedies available to Sublandlord in law or equity and under this Sublease, Sublandlord may exercise any remedy against Subtenant which Master Sublandlord may exercise for default by Sublandlord under the Master Sublease.

28. Master Sublease. Sublandlord is the subtenant under the Master Sublease.

28.1 Sublease Subordinate. This Sublease and all the rights of parties hereunder are subject and subordinate to the Master Sublease and the Master Lease. Sublandlord represents to Subtenant that the Master Sublease is in full force and effect and that no notices of default have been sent or received by Sublandlord with respect to the Master Sublease that have not otherwise been cured, nor to the present knowledge of Sublandlord has any event or condition occurred which, with the passing of time or the giving of notice, would result in an Event of Default by Sublandlord under the Master Sublease. Subtenant agrees that it will not, by its act or omission to act, cause a default under the Master Sublease or the Master Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Master Sublease and Master Lease and specifically to allocate those rights and obligations in this Sublease agreement and agree further that, as between Sublandlord and Subtenant, to the extent the provisions of this Sublease differ from the provisions of the Master Sublease, this Sublease shall control. However, in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Master Sublease:

(a) Except as otherwise expressly provided herein or as may be inconsistent with the provisions of this Sublease, during the Term, Subtenant shall perform all affirmative covenants, and shall refrain from performing any act which is prohibited by the negative covenants, of the Master Sublease, as appropriate, to the extent they relate to the Sublease Premises, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises. Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Master Sublease at least three (3) business days prior to the date when Sublandlord’s performance is required under the Master Sublease. Sublandlord shall have the right to enter the Sublease Premises to cure any default by Subtenant under this Section 28.1(a).

(b) Sublandlord shall have no duty to perform any obligations of Master Sublandlord or Master Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs which the Master Landlord is required to provide under the Master Lease. However, upon request by Subtenant, Sublandlord will use commercially reasonable efforts to seek the performance of such obligations by Master Landlord or Master Sublandlord, as applicable, but Sublandlord bears no responsibility in the event Master Landlord or Master Sublandlord fail to perform such obligations.

(c) Provided Sublandlord uses commercially reasonable efforts in good faith to secure the performance of Master Sublandlord of its obligations under the Master Sublease (including the obligation of Master Sublandlord to seek performance from Master Landlord), and provided that Subtenant has given Sublandlord written notice of any Master Sublandlord/Master Landlord Default (defined below), then Sublandlord will have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Sublandlord or Master Landlord in the performance or observance by such parties of any of their obligations under the Master Sublease or the Master Lease (a “Master Sublandlord/Master Landlord Default”), nor shall such Master Sublandlord/Master Landlord Default affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder. Sublandlord shall take such action as is commercially reasonable to (i) cause Master Sublandlord’s and Master Landlord’s compliance with the terms and provisions of the Master Sublease and Master Lease (including, without limitation, Master Landlord’s obligation thereunder to provide services to the Sublease Premises) and (ii) obtain Master Sublandlord’s and Master Landlord’s consent or approval on behalf of Subtenant where necessary to permit Subtenant’s exercise of its rights hereunder. If, following the exercise of such commercially reasonable attempts Master Sublandlord or Master Landlord still has not, in Subtenant’s judgment, complied with the terms of the Master Sublease or the Master Lease, then Subtenant (x) shall be subrogated to the rights of Sublandlord to enforce the rights of the subtenant under the Master Sublease or the rights of the Tenant under the Master Lease, and (y) to the extent Sublandlord would have the right, either pursuant to the terms of the Master Sublease or the terms of the Master Lease or under applicable law, to terminate the Master Sublease or the Master Lease or exercise other remedies thereunder as a result of such non-compliance, Subtenant shall have the right to terminate the Master Sublease or the Master Lease or to pursue such other remedies, provided Subtenant indemnifies, defends and holds Sublandlord harmless from and against any costs, expenses, claims, liabilities or damages in connection with the exercise or attempted exercise of said remedies.

(d) Sublandlord agrees to maintain the Master Sublease, as it pertains to the Sublease Premises, during the entire Term, and to use commercially reasonable efforts to cause Master Sublandlord to comply with or perform its obligations of Sublandlord under the Master Sublease (including the obligation to enforce the provisions of the Master Lease against Master Landlord).

(e) Sublandlord and Subtenant will use commercially reasonable efforts to provide one another with copies of any and all notices that the respective party receives from Master Landlord or Master Sublandlord that pertain to the Sublease Premises promptly after receipt of said notices.

29. Master Sublandlord’s and Master Landlord’s Consent. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining Master Sublandlord’s and Master Landlord’s consent to this Sublease (the “Consent”). Sublandlord and Subtenant hereby agree, for the benefit of Master Sublandlord and Master Landlord, that this Sublease and the Consent shall not (a) create privity of contract between Master Sublandlord and Subtenant or Master Landlord and Subtenant; (b) be deemed to have amended the Master Sublease or the Master Lease in any regard; or (c) be construed as a waiver by Master Sublandlord or Master Landlord of any right to consent to any assignment of the Master Sublease by Sublandlord or any further subletting of premises leased pursuant to the Master Sublease, or as a waiver of Master Sublandlord’s or Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Sublease Premises or any part thereof. If Master Sublandlord or Master Landlord fails to provide the Consent on or before May 15, 2004, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, so long as such notice becomes effective before Master Sublandlord and Master Landlord have each granted such consent.

30. Force Majeure. Neither party shall be deemed in default with respect to any of the terms, covenants and conditions of this Sublease on such party’s part to be performed, if such party’s failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by the other party or the other party’s agents, employees and invitees or any other cause beyond the reasonable control of such party. The foregoing shall not apply to the payment of any amounts payable hereunder.

31. Brokers. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than Cornish & Carey Commercial as broker for Sublandlord and Bailes & Associates as broker for Subtenant. The commissions due each broker named herein shall be paid by Sublandlord pursuant to a separate written agreement with Cornish & Carey Commercial. Sublandlord shall have no responsibility for paying any broker fees, expenses or other compensation other than as set forth in such separate written agreement with Cornish & Carey Commercial. Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.

32. Termination. Except to the extent permitted under Sections 18, 26, 27 and 29 of this Sublease; Sections 13(c) and 14 of the Master Sublease; and (iii) Sections 19, 20 and 21 of the Master Lease, this Sublease or the Master Sublease may not be voluntarily terminated by Sublandlord without the prior written consent of Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed.

33. Miscellaneous.

33.1 Notices and Consents. All notices and other communications authorized or required hereunder shall be given in writing by personal delivery or by overnight mail or overnight private courier. Personally delivered notices shall be deemed received on the date of delivery unless (x) such date is a weekend or holiday or (y) delivery occurs after 5:00 p.m. Pacific time, in which event delivery will be deemed to occur on the next-succeeding business day. Overnight mail or couriered notices shall be deemed received the business day following deposit with the overnight mail carrier or delivery to the private courier. Mailed or couriered notices shall be addressed as set forth below, but either party may change its address by giving written notice thereof to the other in accordance with the provisions of this Article.

If to Sublandlord:	Ariba, Inc.
807 11th Avenue
Sunnyvale, CA 94089
Attn: Real Estate Manager
Fax: (650) 390-1377

With a copy to:	Ariba, Inc.
807 11th Avenue
Sunnyvale, CA 94089
Attn: General Counsel
Fax: (650) 390-1377

If to Subtenant:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Director of Facilities

With a copy to:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Legal Department

With a copy to:	Shartsis, Friese & Ginsburg LLP
18th Floor
One Maritime Plaza
San Francisco, CA 94111
Attn: Jonathan Kennedy

Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Master Sublandlord and Master Landlord and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Master Sublandlord and Master Landlord.

33.2 Incorporation of Prior Agreements. This Sublease incorporates all agreements of Sublandlord and Subtenant with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, whether oral or written, pertaining to the subject matter hereof.

33.3 Modifications. This Sublease may be modified or amended only by an instrument in writing executed by Sublandlord and Subtenant, stating that such instrument is an amendment to this Sublease.

33.4 No Waiver. The waiver by either party of a breach of any covenant, obligation or condition set forth herein shall not be deemed to be a waiver of any subsequent breach of the same or of any other covenant, obligation or condition of this Sublease. No failure of either party to exercise or enforce any of its rights under this Sublease will waive such rights.

33.5 Severability. If any term or provision of this Sublease is found by a court of competent jurisdiction to be void or unenforceable, such term or provision shall be deemed severed from the remainder of the terms and provisions of this Sublease, and said remainder shall remain in full force and effect, according to its terms and provisions, to the extent permitted by law.

33.6 Jurisdiction, Venue and Attorney’s Fees. This Sublease shall be governed and construed in accordance with the laws of the State of California without giving effect to conflict of laws principles. Each of the parties to this Sublease consents to the exclusive jurisdiction and venue of the state and federal courts of Santa Clara County, California. In the event of any action at law or in equity (including but not limited to specific performance) between Sublandlord and Subtenant arising out of this Sublease or to enforce any of the provisions or rights hereunder, the unsuccessful party to such litigation covenants and agrees to pay to the successful party all costs, including investigation costs and similar expenses and including attorneys’ fees, incurred therein by such successful party, and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included in and as part of such judgment. If either party to this Sublease becomes a party to any litigation concerning this Sublease or the Sublease Premises by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, the party whose act or omission causes the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees and court costs incurred by it in the litigation.

33.7 Successors and Assigns. The terms, covenants and conditions contained in this Sublease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Sublease.

33.8 Counterparts. This Sublease may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

33.9 Headings for Convenience Only. The captions and Section numbers appearing in this Sublease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any of the provisions hereof nor in any way affect the interpretation of this Sublease.

33.10 Interpretation. The words “hereof,” “herein,” “hereunder” and similar expressions used in any provision of this Sublease relate to the whole of this Sublease and not to such provision alone, unless otherwise expressly provided, and whenever the singular number of a gender is used the same shall be construed as including the plural and the masculine, feminine and neuter, respectively, where the fact or context so requires. This Sublease was negotiated at arms length by the parties and their respective counsel and will be construed fairly, according to its terms and conditions, and without constructive presumptions against either party as a “drafter” hereof. In addition, any statements that certain acts or omissions constitute material breaches or default are without limitation.

33.11 Time is of the Essence. Time is of the essence in this Sublease, of every part hereof and in each party’s performance hereunder.

33.12 Authority. Each party to this Sublease represents and warrants to the other party that the execution, delivery and performance of this Sublease by the representing and warranting party has been authorized by all necessary corporate action of such party and that the officer or officers executing this Sublease on behalf of such party have full power and authority to do so and to bind such party hereto.

IN WITNESS WHEREOF, the parties have executed this Sublease on the day and year first above written.

SUBLANDLORD:

ARIBA, INC., a Delaware corporation

By:	/s/ Michael Fancher
Name:	Michael Fancher
Its	Vice President, Corporate Conroller

SUBTENANT:

GOOGLE INC., a Delaware corporation

By:	/s/ George Reyes
Name:	George Reyes
Its:	Chief Financial Officer

EXHIBIT A

MASTER SUBLEASE

EXHIBIT B

MASTER LEASE

EXHIBIT C

THE SUBLEASE PREMISES

EXHIBIT D

SHARED PREMISES

EXHIBIT E

BILL OF SALE

In consideration of the sum of One Hundred Thousand Dollars ($100,000), the receipt and sufficiency of which is hereby acknowledged, Ariba, Inc. (“Seller”), hereby sells, transfers, assigns and conveys to Google Inc. (“Buyer”), effective as of March 3, 2004, all of Seller’s right, title and interest in and to all of the personal property listed on Schedule I attached hereto and made a part hereof (the “Assets”).

Seller hereby warrants to Buyer that Seller is the owner of the Assets described on Schedule I free and clear from all liens, charges and encumbrances. Seller covenants and warrants that:

(a) Seller has fully paid for, and is the owner of, and has absolute title to, all of the Assets, free and clear of all mortgages, pledges, liens, claims, charges, encumbrances, community property rights, security interests and other defects of title, of any kind or nature.

(b) Seller has not made any prior sale, assignment, transfer or other disposition of any of the Assets to any person, firm or association.

(c) Seller has all right, power, authority and capacity to sell, assign, convey and transfer each and all of the Assets to Buyer.

(d) No notice is necessary to be given to, and no consent or approval is necessary to be obtained from, any party or governmental authority in connection with the transactions effected hereby, except such as have been given or obtained by Seller and are in full force and effect.

(e) All acts, proceedings and things necessary and required by law and any instrument to which Seller is a party or by which Seller is bound to make this Bill of Sale a valid, binding and legal obligation of Seller, have been done and taken and have happened, and the execution and delivery of this Bill of Sale has in all respects been authorized in accordance with law.

Possession of all of the Assets and any and all instruments representing the same is being delivered to Transferee concurrently with this Bill of Sale.

IT IS AGREED AND UNDERSTOOD THAT ALL ASSETS SOLD, TRANSFERRED, ASSIGNED OR CONVEYED HEREUNDER ARE USED, ARE SOLD “AS IS” AND WITH ALL FAULTS, AND SELLER, EXCEPT WITH RESPECT TO THE WARRANTY OF OWNERSHIP SET FORTH ABOVE, EXPRESSLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR STATUTORY, WITH REGARD TO SAID ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF FITNESS OR MERCHANTABILITY, QUALITY, DESIGN AND SUITABILITY OF THE ASSETS IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE

PURPOSES AND USES OF BUYER. BUYER AGREES THAT IT TAKES POSSESSION OF THE ASSETS WITHOUT RELYING ON ANY REPRESENTATION OR WARRANTY BY SELLER AS TO THE CONDITION OF THE ASSETS. BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ITS AGENTS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE SUITABILITY OR FITNESS OF THE ASSETS FOR THE CONDUCT OF BUYER’S BUSINESS OR FOR ANY OTHER PURPOSE. IN NO EVENT SHALL SELLER HAVE ANY LIABILITY, NOR SHALL BUYER HAVE ANY REMEDY AGAINST SELLER, FOR ANY LIABILITY, CLAIM, LOSS, DAMAGE OR EXPENSE CAUSED DIRECTLY OR INDIRECTLY BY THE ASSETS OR ANY DEFICIENCY OR DEFECT THEREOF OR THE MAINTENANCE OR REPAIR THEREOF.

By executing this Bill of Sale, Buyer agrees and acknowledges that the list of Assets set forth in Schedule I is accurate, true and correct and waives all future claims against Seller related to such Assets.

IN WITNESS WHEREOF, this Bill of Sale has been executed as of the date first above written.

Seller:	Buyer:

Ariba, Inc.	Google Inc.

Date:	Date:

Schedule I

Assets

As of the date of this Bill of Sale, the following Assets are located in the Sublease Premises located at 1565 Charleston and 1585 Charleston, Mountain View, California.

Description	Quantity

EXHIBIT F

SUBLANDLORD’S “AS BUILT DRAWINGS”

[TO BE COMPLETED]